Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Return Optimization Securities linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return due June 30, 2014	$2,537,000.00	$294.55
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated January 18, 2011)

UBS AG $2,537,000 Trigger Return Optimization Securities

Linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI)
Excess Return due June 30, 2014

Investment Description

UBS AG Trigger Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return (the “underlying index”), which is comprised of exchange-traded futures contracts representing twenty-seven physical commodities. If the index return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 1.5 times the index return, up to the maximum gain of 34.13%. If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative index return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Enhanced Growth Potential: At maturity, the Securities enhance any positive index return up to the maximum gain. If the index return is negative, investors will be exposed to the negative index return at maturity if the final index level is less than the trigger level.
☐	Contingent Repayment of Principal at Maturity: If the index return is zero or negative and the final index level is not below the trigger level, UBS will repay the principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative index return. The contingent repayment of principal applies only if your hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	June 27, 2011
Settlement Date	June 30, 2011
Final Valuation Date*	June 24, 2014
Maturity Date*	June 30, 2014
*	Subject to postponement in the event of a market disruption event. See “Market Disruption Events” on page 9.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX (ASSUMING THE UNDERLYING INDEX WERE AN INVESTABLE ASSET). THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE TRIGGER RETURN OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Trigger Return Optimization Securities linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Maximum Gain	Maximum Payment at Maturity per Security	Initial Index Level	Trigger Level	CUSIP	ISIN
UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return	CMCI ER	34.13%	$13.413	1286.815	1029.452, which is 80% of the Initial Index Level	90267X668	US90267X6682

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Trigger Return Optimization Securities (“Trigger ROS”) product supplement relating to the Securities, dated January 18, 2011, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger ROS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.25	$9.75
Total	$2,537,000.00	$63,425.00	$2,473,575.00

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated June 27, 2011

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Trigger ROS product supplement and the index supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Trigger Return Optimization Securities dated January 18, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000014/c208032_690589-424b2.htm

♦	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Trigger ROS product supplement” mean the UBS product supplement, dated January 18, 2011, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.
♦	You believe the underlying index will appreciate over the term of the Securities and that the appreciation is unlikely to equal or exceed the maximum gain of 34.13%.
♦	You understand and accept that your potential return is limited to the maximum gain of 34.13% and you are willing to invest in the Securities based on this maximum gain.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You are willing to accept the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on physical commodities, in particular.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Securities to maturity, a term of 3 years, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.
♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date, or you believe the underlying index will appreciate over the term of the Securities by an amount equal to or greater than the maximum gain of 34.13%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation and you are not willing to invest in the Securities based on the maximum gain of 34.13%.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You are not willing to accept the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on physical commodities, in particular.
♦	You will create an overconcentrated position in any particular commodities sector of your portfolio by owning the Securities.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Securities to maturity, a term of 3 years, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-14 of the Trigger ROS product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	3 years.
Underlying Index	UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return
Maximum Gain	34.13%
Multiplier	1.5
Payment at Maturity (per Security)	If the index return is positive, UBS will pay you an amount in cash equal to: $10.00 + ($10.00 × the lesser of (1.5 × Index Return) and (Maximum Gain))
If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount:
$10.00
If the final index level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative index return:
$10.00 + ($10.00 × Index Return)

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	1286.815, which is the closing level of the underlying index on the trade date, as specified on the first page of this pricing supplement.
Final Index Level	The closing level of the underlying index on the final valuation date.
Trigger Level	1029.452, which is 80% of the initial index level, as specified on the first page of this pricing supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Trigger ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the index return is negative, UBS will repay you the principal amount of your Securities in cash only if the final index level is greater than or equal to the trigger level and will only make such payment at maturity. If the final index level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index from the trade date to the final valuation date.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level.
♦	The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 1.5 times the index return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum gain from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 34.13%. Therefore, you will not benefit from any positive index return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying index or the index commodities.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The return on the Securities, if any, at maturity is directly linked to the performance of the underlying index, and indirectly linked to the value of the futures contracts on physical commodities comprising the underlying index (the “index commodities”), and will depend on whether, and the extent to which, the index return is positive or negative. Trading in the index commodities is speculative and can be extremely volatile. Market prices of the index commodities may fluctuate rapidly based on numerous factors. These factors may affect the level of the underlying index and the market value of the Securities in varying ways, and different factors may cause the value of the index commodities, and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates. If the final index level is less than the trigger level, you will be fully exposed to the negative performance of the underlying index.
♦	Owning the Securities is not the same as owning the index commodities — Owning the Securities is not the same as owning the index commodities. As a holder of the Securities, you will not have any rights with respect to any of the index commodities. Any amounts payable on your Securities will be made in cash and you will have no right to receive any of the index commodities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the final index level will not fall below the trigger level. The final index level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index commodities. You should be willing to accept the risks of owning commodities and related futures contracts in general and the index commodities in particular, and the risk of losing some or all of your initial investment.
♦	The Securities do not offer direct exposure to commodity spot prices — The underlying index is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.

♦	The underlying index reflects excess return, not total return — The return on the Securities is based on the performance of the underlying index, which reflects the returns that are potentially available through an unleveraged investment in the index commodities. It is does not reflect returns that could be earned on funds committed to the trading of the index commodities. The return on the Securities will not include such a total return feature or interest component.
♦	Suspensions or disruptions of market trading in the commodity futures markets may adversely affect the value of the Securities — Commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index and, therefore, the value of the Securities.
♦	Higher future prices of the index commodities relative to their current prices will affect the market value of the Securities — The underlying index is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the underlying index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” Conversely, contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The underlying index also offers continuous roll mechanics for each constant maturity with respect to each commodity futures contract, which in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. However, we cannot guarantee that the continuous roll mechanism will function as intended, and, therefore, cannot guarantee that the continuous roll mechanism will mitigate any negative roll yield. The existence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the underlying index and, accordingly, adversely affect the market value of the Securities.
♦	Potential over-concentration in particular commodity sectors — The index commodities are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the commodity sectors comprising the underlying index.
♦	Investments related to the underlying index may be more volatile than investments related to indices tracking traditional securities — The level of the underlying index is subject to variables that may be less significant to the levels of indices tracking traditional securities such as stocks and bonds, and where the return on such indices does not track commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices than on traditional securities. These additional variables may create additional investment risks that may cause the level of the underlying index to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates and cause the value of the Securities to be more volatile than the levels of indices tracking traditional securities.
♦	Prolonged decline in value in energy oriented materials would have a negative impact on the level of the underlying index and the value of the Securities — Approximately 34.17% of the index commodities are energy oriented, including approximately 18.89% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the underlying index and the value of the Securities. Technological advances or the discovery of new oil reserves could lead to increases in world wide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the underlying index to lessen or eliminate the concentration of existing energy contracts in the underlying index or to broaden the underlying index to account for such developments, the level of the underlying index and the value of the Securities could decline as a result.
♦	The Securities are not regulated by the CFTC — Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a |mJ|mJcommodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.
♦	The underlying index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets — The underlying index will include futures contracts on physical commodities on exchanges located outside the United States. You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on

United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It will also likely be more costly and difficult for the CMCI Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the underlying index.
♦	There are uncertainties regarding the underlying index because of its limited performance history — The underlying index was launched in January 2007. While the underlying index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the underlying index will serve as an adequate benchmark for the performance of the commodities market. Moreover, while the underlying index is subject to bi-annual review and monthly rebalancing in order to maintain the intended commodity weightings, it is uncertain how successful the CMCI Committees will be in achieving their goal of maintaining an appropriate benchmark.
♦	Changes that affect the composition and calculation of the underlying index will affect the market value of the Securities — The underlying index is overseen and managed by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee (the CMCI Governance Committee and the CMCI Advisory Committee together, the “CMCI Committees”). The CMCI Committees exercise discretion, subject to ratification by UBS and Bloomberg (the “index sponsors”), regarding the composition and methodology of the underlying index, including additions, deletions and the weightings of the index commodities, all of which could affect the underlying index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The CMCI Committees do not have any obligation to take the needs of any parties to transactions involving the underlying index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the underlying index.

Furthermore, the bi-annual determination of the calculation of the composition of the underlying index will be conducted in reliance upon historical prices, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the underlying index. Any discrepancies that require revision are not applied retroactively, but will be reflected in prospective weighting calculations of the underlying index for the following year. However, not every discrepancy may be discovered.

The market value of the Securities could also be affected if UBS, in its sole discretion, discontinues or suspends calculation of the underlying index, or the index sponsors in their sole discretion, suspend publication of the underlying index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the final index level is not available because of a market disruption event or for any other reason, the calculation agent will make an estimate of the final index level that would have prevailed in the absence of the market disruption event. Notwithstanding the occurrence of one or more events, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the final index level if it determines such events have not and are not likely to materially impair its ability to determine the final index level on such date. If the calculation agent determines that the publication of the underlying index is discontinued and that there is no successor index on the date when the final index level is required to be determined, the calculation agent will, instead, make an estimate of the final index level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying index.

♦	The CMCI Committees may be required to replace an index commodity — If, for any reason, one of the index commodities comprising the underlying index ceases to exist, liquidity collapses to abnormal levels or any other similar event with similar consequences as determined in the discretion of the CMCI Committees occurs, the CMCI Advisory Committee will call an exceptional meeting to assess the situation and advise the CMCI Governance Committee as to a replacement for the affected index commodity or for a change in weighting. The CMCI Governance Committee will then make a decision regarding replacement or reweighting subject to ratification by the index sponsors. The replacement of a component or a change in weighting may have an adverse impact on the level of the underlying index and, therefore, the value of the Securities.
♦	The return on the Securities will not be adjusted to compensate for changes in exchange rates that might affect the index commodities that are quoted in foreign currencies — Although some of the index commodities are traded in currencies other than U.S. dollars and the Securities are denominated in U.S. dollars, the payment at maturity will not be adjusted to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the futures contracts comprising the underlying index are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the payment at maturity. However, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The payment at maturity we pay in respect of the Securities will be based solely upon the index return calculated on the final valuation date.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the index commodities; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index or index commodities and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying index, may adversely affect the level of the underlying index and, therefore, the market value of the Securities.
♦	The underlying index is a proprietary index of UBS and conflicts of interest may arise due to this — The underlying index is proprietary to UBS and is calculated by UBS. Any actions or judgments by UBS could adversely affect the trading value of the Securities and the amount we will pay to you at maturity. We do not have any obligation to take the needs of any parties to transactions involving the underlying index, including the holders of the Securities, into consideration, when taking any actions or making any judgments with respect to the underlying index and we accept no liability for any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlying index. You, as an investor in the Securities, should make your own investigation into the underlying index and UBS. We and our affiliates do not guarantee and assume no potential liability for the adequacy or accuracy of the calculation or publication of the underlying index.
♦	UBS’ involvement in the CMCI Committees may conflict with your interest as a holder of the Securities — UBS nominates members of the CMCI Committees. Consequently, UBS will be involved in the composition and management of the underlying index, including additions, deletions and the weightings of the index commodities or exchange-traded futures contracts on the index commodities, all of which could affect the level of the underlying index and, therefore, the market value of the Securities. Due to its influence on determinations of the CMCI Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.
♦	Potential conflict of interest — UBS and its affiliates actively engage in trading activity related to the underlying index and the index commodities. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of index commodities or are linked to the performance of the underlying index. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the underlying index and related indices, and UBS Securities LLC and Bloomberg L.P. and their affiliates may license the underlying index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the underlying index. The calculation agent will determine the payment at maturity based on the observed level of the underlying index. The calculation agent can postpone the determination of the final index level if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 12.

Market Disruption Events

The calculation agent will determine the initial index level based upon the closing level of the underlying index on the trade date and the final index level based upon the closing level of the underlying index on the final valuation date. The date of determination of the initial index level or the final index level (in each case, the “determination date”) may be postponed, and thus the determination of the initial index level or the final index level (as the case may be) may be delayed, if the calculation agent determines that, on the relevant determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will determine the closing level of the underlying index on the first trading day on which no market disruption event occurs or is continuing in accordance with the formula for and method of calculating the level of the underlying index last in effect prior to such market disruption event, such determination to be made by reference to:

(i) with respect to each index commodity that was not affected by a market disruption event on the originally scheduled determination date (an “unaffected index commodity”), the official settlement price or fixing level, as applicable, of such unaffected index commodity as of the originally scheduled determination date; and

(ii) with respect to each index commodity that was affected by a market disruption event on the originally scheduled determination date (an “affected index commodity”), the official settlement price or fixing level, as applicable, of such affected index commodity as of the first trading day on which no market disruption event occurs or is continuing with respect to such affected index commodity.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone a determination date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the underlying index. In no event, however, will a determination date be postponed by more than eight trading days. If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be a determination date and the closing level of the underlying index will be determined by the calculation agent in accordance with the formula for and method of calculating the level of the underlying index last in effect prior to the originally scheduled determination date, such determination to be made by reference to:

(i) with respect to each unaffected index commodity, the official settlement price or fixing level, as applicable, of such unaffected index commodity as of the originally scheduled determination date,

(ii) with respect to each affected index commodity for which an official settlement price or fixing level, as applicable, has been determined by the calculation agent, the applicable official settlement price or fixing level, as applicable, for such affected index commodity determined in the manner described above and

(iii) with respect to each affected index commodity for which an official settlement price or fixing level, as applicable, could not be determined as described above, the calculation agent's estimate of the official settlement price or fixing level, as applicable, of such affected index commodity that would have prevailed in the absence of the market disruption event.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the final valuation date and the maturity date as it deems appropriate.

Any of the following will be a market disruption event with respect to the underlying index, as determined by the calculation agent:

♦	a termination or suspension of, or material limitation or disruption in trading of any index commodities;
♦	a change in the settlement price of any index commodities by an amount equal to the maximum permitted price change from the previous day’s settlement price;
♦	the settlement price is not published for any individual index commodity;
♦	the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any index commodity;
♦	the level of the underlying index is not published; or
♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the index commodities and instruments linked to the underlying index generally.

For the purposes of this offering, the trade date, and therefore the determination of the initial index level, has not been postponed for the underlying index. The initial index level for the underlying index is specified under “Final Terms” on page 4 of this pricing supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts have been rounded for ease of analysis):

Investment Term:	3 years
Initial Index Level:	1286.815
Trigger Level:	1029.452 (80% of Initial Index Level)
Multiplier:	1.5
Maximum Gain:	34.13%
Range of Index Performance:*	75% to -75%
*	The index performance range is provided for illustrative purposes only. The actual index return may be below -75% and you therefore may lose up to 100% of your investment in the Securities

Final Index Level	Index Return*	Payment at Maturity	Security Total Return at Maturity
2251.926	75.00%	$13.413	34.13%
2187.586	70.00%	$13.413	34.13%
2123.245	65.00%	$13.413	34.13%
2058.904	60.00%	$13.413	34.13%
1994.563	55.00%	$13.413	34.13%
1930.223	50.00%	$13.413	34.13%
1865.882	45.00%	$13.413	34.13%
1801.541	40.00%	$13.413	34.13%
1737.200	35.00%	$13.413	34.13%
1672.860	30.00%	$13.413	34.13%
1608.519	25.00%	$13.413	34.13%
1579.565	22.75%	$13.413	34.13%
1544.178	20.00%	$13.000	30.00%
1479.837	15.00%	$12.250	22.50%
1415.497	10.00%	$11.500	15.00%
1351.156	5.00%	$10.750	7.50%
1286.815	0.00%	$10.000	0.00%
1222.474	-5.00%	$10.000	0.00%
1158.134	-10.00%	$10.000	0.00%
1093.793	-15.00%	$10.000	0.00%
1029.452	-20.00%	$10.000	0.00%
965.111	-25.00%	$7.500	-25.00%
900.771	-30.00%	$7.000	-30.00%
836.430	-35.00%	$6.500	-35.00%
772.089	-40.00%	$6.000	-40.00%
707.748	-45.00%	$5.500	-45.00%
643.408	-50.00%	$5.000	-50.00%
579.067	-55.00%	$4.500	-55.00%
514.726	-60.00%	$4.000	-60.00%
450.385	-65.00%	$3.500	-65.00%
386.045	-70.00%	$3.000	-70.00%
321.704	-75.00%	$2.500	-75.00%

Example 1 — On the final valuation date, the underlying index closes 10% above the initial index level. Since the index return is 10%, UBS will pay you 1.5 × the index return, or a 15% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 1.5 × 10%) = $10.00 + $1.50 = $11.50

Example 2 — On the final valuation date, the underlying index closes 30% above the initial index level. Since 1.5 × the index return of 30% is more than the maximum gain of 34.13%, UBS will pay you the maximum gain of 34.13%, and the payment at maturity is equal to $13.413 per Security.

Example 3 — On the final valuation date, the underlying index closes 15% below the initial index level. Since the index return is -15% and therefore, the final index level is above the trigger level of 1029.452, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security.

Example 4 — On the final valuation date, the underlying index closes 35% below the initial index level. Since the index return is -35% and therefore, the final index level is below the trigger level of 1029.452, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 × -35%) = $6.50

Accordingly, if the final index level is below the trigger level, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative index return. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in |mJ|mJSupplemental U.S. Tax Considerations” beginning on page PS-33 of the Trigger ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-34 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index and if the index commodities, that Section 1256 of the Internal Revenue Code should apply to your Securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the Trigger ROS product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own ``specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return, including, without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied) regarding such third party information) and (ii) the handbook “UBS Bloomberg CMCI (Constant Maturity Commodity Index): Technical Document” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein. Such information reflects the policies of and is subject to change at any time by UBS and Bloomberg. We accept responsibility as to the correct reproduction of such information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the underlying index. Neither the CMCI Committees acting corporately nor any member of the CMCI Committees individually is involved in the offer of the Securities and none of the CMCI Committees or their members has any obligation to consider your interests as a holder of the Securities. However, certain employees of UBS, the issuer of the Securities, are members of the CMCI Committees and affiliates of UBS are involved in the public offering and sale of the Securities.

Bloomberg and Reuters have no obligation to continue to publish the underlying index and may discontinue publication of the underlying index at any time in their sole discretion.

Overview of the Underlying Index

The return of the Securities is linked to the performance of the underlying index, which was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The underlying index is weighted across both commodities and maturities. The underlying index, which is rebalanced monthly, represents a basket of 27 commodity futures contracts with a series of up to five different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the underlying index is based on commodity futures contracts with tenors ranging from three months to three years. The underlying index also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offer the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the underlying index currently include agricultural products, livestock, energy products, metals and minerals.

The underlying index is calculated and disseminated by UBS approximately every fifteen seconds (assuming the underlying index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily index level is published between 4:00 p.m. and 6:00 p.m., New York City time, on each index business day. The underlying index information is available from Bloomberg on pages CUBS <GO>, CMCN<GO> or CMCX<GO> and from Reuters on page UBSCMCI.

“Index business day” means a business day on which trading is generally conducted on New York Mercantile Exchange, Inc. (including the COMEX division), Chicago Board of Trade, ICE Futures, European Energy Exchange, London Metal Exchange, Kansas City Board of Trade, New York Board of Trade, Winnipeg Commodities Exchange, Euronext.Liffe, the Chicago Mercantile Exchange and any other future exchanges that provide data on commodity futures contracts which, in part, are used to compile and calculate the underlying index.

For further information on the underlying index, investors can go to http://www.ubs.com/cmci. The index values can also be found at http://www.ubs.com/keyinvest.

Set forth below is a current list of the commodity futures contracts comprising the underlying index, together with the respective symbols, exchanges and individual tenor target and total individual commodity target weights, as of June 27, 2011:

Component/ Quoted SCM	Code	Exchange/Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weight*
WTI Crude Oil (Nymex)	CL	CME	4.56%	1.23%	1.28%	0.97%	0.75%	8.80%
WTI Crude Oil (ICE)	EN	ICE	1.87%	0.55%	0.61%	0.46%	0.32%	3.80%
Brent Crude Oil	CO	ICE	3.34%	0.93%	0.90%	0.67%	0.45%	6.29%
Heating oil	HO	CME	1.81%	0.60%	0.54%	—	—	2.94%
Gasoil	QS	ICE	1.76%	0.87%	0.84%	—	—	3.47%
RBOB Gasoline	XB	CME	2.68%	0.90%	—	—	—	3.58%
Natural Gas	NG	CME	2.57%	0.91%	0.87%	0.54%	0.40%	5.29%
LME Copper	LP	LME	2.13%	1.92%	2.12%	1.88%	1.26%	9.31%
High Grade Copper	HG	CME	2.40%	0.78%	—	—	—	3.19%
LME Zinc	LX	LME	1.11%	0.75%	0.78%	—	—	2.64%
LME Aluminium	LA	LME	2.46%	1.78%	1.68%	1.27%	0.94%	8.12%
LME Nickel	LN	LME	1.31%	0.65%	0.66%	—	—	2.62%
LME Lead	LL	LME	0.60%	0.32%	0.33%	—	—	1.25%
Gold	GC	CME	2.93%	0.80%	0.63%	0.52%	—	4.89%
Silver	SI	CME	0.36%	0.10%	0.08%	0.06%	—	0.61%
SRW Wheat	W	CME	2.01%	0.74%	0.52%	—	—	3.27%
Corn	C	CME	2.69%	1.35%	0.95%	—	—	4.99%
Soybeans	S	CME	3.32%	1.61%	0.96%	—	—	5.89%
Soybean Meal	SM	CME	1.05%	0.45%	—	—	—	1.50%
Soybean Oil	BO	CME	1.57%	0.65%	—	—	—	2.23%
Sugar #11	SB	ICE US	3.44%	1.29%	1.13%	—	—	5.85%
Sugar #5	QW	EN	1.34%	0.59%	—	—	—	1.93%
Cocoa	QC	EN	0.62%	0.30%	—	—	—	0.92%
Coffee “C” Arabica	KC	ICE US	0.76%	0.31%	0.19%	—	—	1.26%
Cotton	CT	ICE US	0.82%	0.55%	—	—	—	1.37%
Live Cattle	LC	CME	1.56%	0.78%	—	—	—	2.34%
Lean Hogs	LH	CME	1.09%	0.53%	—	—	—	1.62%
Total			52.16%	22.24%	15.07%	6.37%	4.12%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee.

* Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See ``— Continuous Rolling of Contracts” on page 16.

The weights of the underlying index tenors (maturities) are as follows*:

*	The bars represent cumulative tenor weights of all 27 futures contracts for each constant maturity.

The commodity sectors included in the underlying index as of June 27, 2011, and their initial relative target weights are as follows:

CMCI Target Weights

The CMCI Committees

All decisions related to the underlying index are made by the CMCI Governance Committee, which is comprised of eight people: four appointed by each index sponsor. Each index sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. There is also one non-voting member present on the CMCI Governance Committee, whose role it is to provide market color as a result of in-depth commodity market knowledge. The CMCI Governance Committee holds ordinary meetings bi-annually around the second Friday of May and November.

The CMCI Governance Committee is advised by the CMCI Advisory Committee, which is comprised of experts including trading, research, and structuring representatives, a secretary and a legal advisor. The CMCI Advisory Committee provides relevant market data and recommends appropriate changes to the underlying index. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special meeting is necessary. Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the index sponsors themselves. In this regard, each index sponsor will be represented by an appointee who is a board member (or Managing Director).

Index Composition

The Selection Process

The index sponsors monitor the commodity contracts traded on the major exchanges and other markets in the countries on the eligibility list on a continuous basis. Any newly set up commodity exchanges or newly listed commodity contracts will be brought up for CMCI Governance Committee discussion during the bi-annual meetings in April and October with the purpose of determining their significance. If the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, determines that specific commodity contracts are significant and reliable, the CMCI Advisory Committee will determine their eligibility for the following CMCI Governance Committee meeting.

In order to be eligible for inclusion in the underlying index, a commodity future contract must satisfy certain requirements as described below. Changes in the underlying index’s composition, as described herein, are entirely a function of those changes made to the underlying index by the CMCI Governance Committee. No decision can be made to add or withdraw an underlying index component or affect the weight of such component independently from those made with respect to the underlying index.

In some special situations likely to affect the underlying index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can also declare “force majeure” and can change any parameter of the underlying index with immediate effect. The index sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the underlying index, the following primary and secondary requirements have to be satisfied:

♦	The “primary requirements” involve satisfying certain criteria related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls, availability and accuracy of contract, price and volume data.
♦	The “secondary requirements” involve satisfying a series of purely financial thresholds based on liquidity, including, among other things, open interest and market volume. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

Index Weightings

Initial Weightings

As of the date of this pricing supplement, the index components have the initial weightings indicated in the chart on page 14. The initial weightings may be amended from time to time, as described below.

The weighting process for the underlying index is designed to reflect the economic significance and market liquidity of each commodity. The index sponsors use a two-step approach to determining target weights of the futures contracts in the underlying index. First, the index sponsors use regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the underlying index — the five sectors of the underlying index are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

Changes in the Weights and/or Index Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the underlying index bi-annually, in November and May, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the index sponsors.

If any event or series of events takes place that is reasonably likely to have an adverse effect on the maintenance of the underlying index, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, has the ability to change the Target Weights at times other than bi-annual Governance Committee meetings if it determines that such action is necessary or advisable in order to protect or enhance the tradability of the underlying index. Such “extraordinary circumstances” may include (but are not limited to):

♦	declining or rising trading volumes, instrument delisting or creation,
♦	critical changes in commodity supply and demand patterns, or global economic patterns affecting the supply or demand,
♦	changes in foreign exchange laws,
♦	general macroeconomic or political events, or
♦	in general, all types of legal and tax rulings or decisions presenting a material increase in costs or compliance burden to the index investors and/or members of the CMCI Governance Committee.

In some special situations likely to affect the underlying index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee can also declare “force majeure” and can change any parameter of the underlying index with immediate effect. The index sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Continuous Rolling of Contracts

The underlying index represents a weighted average of all available CMCI constant maturities (ranging from three months to three years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts.

As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the underlying index limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the underlying index reflects the most liquid contracts.

Rebalancing of the Index Components

Because of price movements, the weight of each component in the underlying index will move away from its target weight over time. The weight of each index component is therefore rebalanced over the final three business days of each month in order to bring each underlying commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee as ratified by the index sponsors.

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be for the CMCI Governance Committee to determine what, if any, changes should be made to the underlying index.

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

♦	currency control mechanisms,

♦	a tax related announcement,
♦	a scientific announcement,
♦	an official or state announcement likely to affect commodities markets,
♦	any climate and weather related emergencies,
♦	a war,
♦	a terrorist event,
♦	any other event which would make the calculation of the underlying index impossible or infeasible, technically or otherwise, or that makes the underlying index non-representative of market prices or undermines the objectives of the underlying index, and
♦	any situation creating an unfair advantage or disadvantage for any individual or group of market participants or the index sponsors.

Whenever a “market emergency and force majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, such as, but not limited to:

♦	the replacement of a daily component nearby price when there is an obvious and manifest error in the officially settled price or when market abuse is likely to have taken place,
♦	the temporary or permanent removal of a commodity from the underlying index,
♦	the immediate change of an underlying index parameter,
♦	the suspension of the calculation of the underlying index, a sub index, a constant maturity series, or a currency series, or
♦	in general, any action necessary to preserve the reputation of the underlying index as a fair and tradable benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for a contract involved in the roll, the index business day is deemed a “market disruption event day.” The components involved are not rolled on that day. For those contracts or components, the roll periods remain identical to the value they had on the index business day immediately preceding the “market disruption event day” in such a way that the roll period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard business days, no settlement price has been made available by the exchange, the index sponsors will determine, in good faith, bearing in mind both the interests of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the underlying index. When a market disruption event day falls during a non-maintenance period, the underlying index is calculated using the last available trading price available on the exchange, obtained by the index sponsors from commercially reasonable sources in the market, or determined in good faith by the index sponsors.

Adjustments for “FX Market Disruption Event Day”

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the relevant index business day is deemed an “FX market disruption event day.” If no fixing price has been made available by the defaulting price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the underlying index will be obtained by the index sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with an aim to maintain and reinforce the position of the underlying index as a leading tradable commodity investment benchmark. A commercially reasonable method would be for example, but is not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem the event a “force majeure” event and decide to replace it by a new source with immediate effect.

Calculation of the Underlying Index

The underlying index is calculated and disseminated by UBS approximately every fifteen seconds (assuming the underlying index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily index level is published between 4:00 p.m. and 6:00 p.m., New York City time, on each Trading Day. The underlying index information is available from Bloomberg on pages CUBS<GO>, CMCN<GO> or CMCX<GO> and from Reuters on page UBSCMCI. The underlying index information is also available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Market Data”). For further information on the underlying index, investors can go to http://www.ubs.com/cmci. index values can also be found at http://www.ubs.com/keyinves.

Disclaimer

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). THE INDEX SPONSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT

PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, THE INDEX SPONSORS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the underlying index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearinghouses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearinghouse or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearinghouse and a brokerage firm which is a member of the clearinghouse. The clearinghouse guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the underlying index has been comprised exclusively of futures contracts traded on regulated exchanges.

Historical Closing Levels of the Underlying Index

The following table sets forth the quarterly high and low closing levels for the underlying index, based on daily closing levels, as reported by Bloomberg. The closing level of the underlying index on June 27, 2011 was 1286.815. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	1092.365	985.997	1090.495
4/2/2007	6/29/2007	1145.697	1088.871	1121.334
7/2/2007	9/28/2007	1186.115	1067.975	1181.419
10/1/2007	12/31/2007	1245.245	1149.505	1236.331
1/2/2008	3/31/2008	1475.949	1218.789	1377.508
4/1/2008	6/30/2008	1607.123	1368.819	1601.428
7/1/2008	9/30/2008	1634.128	1216.304	1218.232
10/1/2008	12/31/2008	1207.675	746.520	821.511
1/2/2009	3/31/2009	876.242	734.236	811.557
4/1/2009	6/30/2009	990.179	804.527	929.265
7/1/2009	9/30/2009	1014.700	863.857	975.861
10/1/2009	12/31/2009	1088.582	949.295	1087.241
1/4/2010	3/31/2010	1127.664	982.244	1047.432
4/1/2010	6/30/2010	1092.056	945.102	976.097
7/1/2010	9/30/2010	1118.665	963.735	1118.665
10/1/2010	12/31/2010	1281.875	1113.475	1281.875
1/3/2011	3/31/2011	1385.767	1264.610	1376.522
4/1/2011*	6/27/2011*	1420.992	1286.815	1286.815
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 27, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of the underlying index from January 3, 2007 through June 27, 2011, based on information from Bloomberg. The dotted line represents the trigger level of 1029.452, which is equal to 80% of the closing level of the underlying index on June 27, 2011. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.